EXHIBIT 10.60

BRADY CORPORATION
NONQUALIFIED STOCK OPTION

Upon management’s recommendation, the Management Development and Compensation Committee (the “Committee”) of the Brady Corporation Board of Directors has awarded to _______________ (“Employee”) a non-qualified stock option (the “Option”) effective __________, 20__, pursuant to the terms of the Brady Corporation 2012 Omnibus Incentive Stock Plan (the “Plan”). The Corporation’s records shall be the official record of the Option grant described herein and, in the event of any conflict between this description and the Corporation’s records, the Corporation’s records shall control.

1.	Number of Shares Optioned; Option Price

The Corporation grants to the Employee the right and option to purchase, on the terms and conditions hereof, all or any part of an aggregate of X,XXX shares of the presently authorized Class A Common Stock of the Corporation, $.01 par value, whether unissued or issued and reacquired by the Corporation, at the price of $XX.XX per share (the “Option Price”).

2.	Conditions of Exercise of Options During Employee’s Lifetime; Vesting of Option

Except as provided in this Section and in Section 3, this Option may not be exercised (a) unless Employee is at the date of the exercise in the employ of the Corporation or an Affiliate, and (b) until Employee shall have been continuously so employed for a period of at least one year from the date hereof. Thereafter, this Option shall be exercisable for any amount of shares up to the maximum percentage of shares covered by this Option (rounded up to the nearest whole share), as follows (but in no event shall this Option be exercisable for any shares after the expiration date provided in Section 7):

Number of Completed Years After Date of Grant of this Option	Maximum Percentage of Shares For Which Option is Exercisable

Less than 1	Zero
At least 1 but less than 2	33-1/3%
At least 2 but less than 3	66-2/3%
At least 3	100%

If Employee shall cease to be employed by the Corporation or an Affiliate for any reason other than as provided in Section 3 after Employee shall have been continuously so employed for one year after the grant of this Option, Employee may, at any time within 90 days of such termination, but in no event later than the date of expiration of this Option, exercise this Option to the extent Employee was entitled to do so on the date of such termination. However, if Employee was dismissed for cause, of which the Committee shall be the sole judge, this Option shall forthwith expire. This Agreement does not confer upon Employee any right of continuation of employment by the Corporation or an Affiliate, nor does it impair any right the Corporation or any Affiliate may have to terminate the Employee’s employment at any time.

3.	Termination of Employment

Notwithstanding the provisions of Section 2 hereof, if the Employee:

(a)
is terminated by the death of the Employee, any unexercised, unexpired Stock Options granted hereunder to the Employee shall be 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of death, by the Employee’s personal representative or by the person to whom the Stock Options are transferred under the Employee’s last will and testament or the applicable laws of descent and distribution;

(b)
dies within 90 days after termination of employment by the Corporation or its Affiliates, other than for cause, any unexercised, unexpired Stock Options granted hereunder to the Employee and exercisable as of the date of such termination of employment shall be exercisable, in whole or in part, at any time within one year after the date of death, by the Employee’s personal representative or by the person to whom the Stock Options are transferred under the Employee’s last will and testament or the applicable laws of descent and distribution;

(c)
is terminated as a result of the disability of the Employee (a disability means that the Employee is disabled as a result of sickness or injury, such that he or she is unable to satisfactorily perform the material duties of Employee’s job, as determined by the Board of Directors, on the basis of medical evidence satisfactory to it), any unexercised, unexpired Stock Options granted hereunder to the Employee shall become 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of disability; or

(d)
is terminated as a result of the Employee’s retirement after age 65, any unexercised, unexpired Stock Options granted hereunder to the Employee shall continue to vest as provided in Section 2 hereof and any option that is or becomes vested may be exercised in whole or in part prior to the expiration date of such option.

4.	Deferral of Exercise

Although the Corporation intends to exert its best efforts so that the shares purchasable upon the exercise of this Option will be registered under, or exempt from, the registration requirements of, the Securities Act of 1933 (the “Act”) and any applicable state securities law at the time or times this Option (or any portion of this Option) first becomes exercisable, if the exercise of this Option would otherwise result in a violation by the Corporation of any provision of the Act or of any state securities law, the Corporation may require that such exercise be deferred until the Corporation has taken appropriate action to avoid any such violation.

5.	Method of Exercising Option

This Option shall be exercised by delivering to the Corporation, at the office of its Treasurer, a written notice of the number of shares with respect to which this Option is at the time being exercised and by paying the Corporation in full the Option Price of the shares being acquired at the time.

6.	Method of Payment

Payment shall be made either (i) in cash; (ii) by delivering shares of the Corporation’s Class A Common Stock which have been beneficially owned by the Employee, the spouse of the Employee, or both of them, for a period of at least six months prior to the time of exercise (“Delivered Stock”); (iii) by surrendering to the Corporation shares of Class A Common Stock otherwise receivable upon exercise of the Option (a “Net Exercise”); or (iv) any combination of the foregoing. Payment in the form of Delivered Stock shall be in the amount of the Fair Market Value of the stock at the date of exercise, determined in accordance with Section 9.

7.	Expiration Date

This Option shall expire ten years after the date on which this Option was granted.

8.	Withholding Taxes

The Corporation may require, as a condition to the exercise of this Option, that the Employee concurrently pay to the Corporation any taxes which the Corporation is required to withhold by reason of such exercise. In lieu of part or all of any such payment, the Employee may elect, subject to such rules and regulations as the Committee may adopt from time to time, to have the Corporation withhold from the shares to be issued upon exercise that number of shares having a Fair Market Value, determined in accordance with Section 9, equal to the amount which the Corporation is required to withhold.

9.	Method of Valuation of Stock

The “Fair Market Value” of the Class A Common Stock of the Corporation on any date shall mean, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the average of the high and low sales price recorded in composite transactions for such date or, if such date is not a business day or if no sales of shares shall have been reported with respect to such date, the next preceding business date with respect to which sales were reported. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the average of the closing bid and asked prices for such shares on the relevant date.

10.	Confidentiality, Non-Solicitation and Non-Compete

As consideration for the grant of this Option, Employee agrees to, understands and acknowledges the following:

(a)
During Employee's employment with the Corporation and its Affiliates (the "Company"), the Company will provide Employee with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. Employee agrees that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the termination of Employee's employment with the Company for any reason, Employee shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. Executive further agrees that, without the written consent of the Chief Executive Officer of the Corporation or, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted in the course of Employee's employment with the Company. Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i)
information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;

(ii)	inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii)
the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv)
the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v)
other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

(b)
Employee agrees that, without the written consent of the Chief Executive Officer of the Corporation, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee shall not engage in any of the conduct described in subsections (i) or (ii), below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:

(i)
During the time of Employee's employment with Company, Employee will not: (A) perform duties as or for a Competitor; or (B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company.

(ii)
For a period of 12 months following the termination of Employee's employment with Company, Employee will not: (A) perform duties as or for a Competitor that are the same as or similar to the duties performed by Employee for the Company at any time during any part of the 24 month period preceding the termination of Employee's employment with Company; or (B) participate in the inducement of or otherwise encourage Company employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Company during any part of the 24 month period preceding the termination of Employee's employment with Company.

For purposes of this Agreement, a Competitor shall mean any corporation, person, firm or organization (or division or part thereof) engaged in or about to become engaged in research and development work on, or the production and/or sale of, any product or service which is directly competitive with one with respect to which Employee acquired Confidential Information by reason of Employee's work with the Company.

(c)
Employee acknowledges and agrees that compliance with this Section 10 is necessary to protect the Company, and that a breach of any of this Section 10 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 10, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 10, or to enjoin Employee from performing services in breach of Section 10(b) during the term of employment and for a period of 12 months following the termination of employment. Employee hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(d)
Employee further agrees that, in the event of a breach of this Section 10, the Corporation shall also be entitled to recover the value of any amounts previously paid or payable or any shares (or the value of any shares) delivered or deliverable to Employee pursuant to any Company bonus program, this Agreement, and any other Company plan or arrangement.

(e)	Employee agrees that the terms of this Section 10 shall survive the termination of Employee's employment with the Company.

(f)
EMPLOYEE HAS READ THIS SECTION 10 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE CORPORATION IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE'S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

11.	Clawback

This Option is subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

12.	No Rights in Shares Until Certificates Issued

Neither the Employee nor his heirs nor his personal representative shall have any of the rights or privileges of a stockholder of the Corporation in respect of any of the shares issuable upon the exercise of the Option herein granted, unless and until certificates representing such shares shall have been issued or shares in book entry form shall have been recorded in the records of the Corporation’s transfer agent.

13.	Option Not Transferable

No portion of the Option granted hereunder shall be transferable or assignable (or made subject to any pledge, lien, obligation or liability of an Employee) except (a) by last will and testament or the laws of descent and distribution (and upon a transfer or assignment pursuant to an Employee’s last will and testament or the laws of descent and distribution, any Option must be transferred in accordance therewith); (b) during the Employee’s lifetime, nonqualified stock Options may be transferred by an Employee to the Employee’s spouse, children or grandchildren or to a trust for the benefit of such spouse, children or grandchildren, provided that the terms of any such transfer prohibit the resale of shares acquired upon exercise of the option at a time during which the transferor would not be permitted to sell such shares under the Corporation’s policy on trading by insiders.

14.	Prohibition Against Pledge, Attachment, Etc.

Except as otherwise herein provided, the Option herein granted and the rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

15.	Changes in Stock

In the event there are any changes in the Class A Common Stock of the Corporation through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, rights offering or any other change affecting the Class A Common Stock of the Corporation, appropriate changes will be made by the Committee in the aggregate number of shares and the purchase price and kind of shares subject to this Option, to prevent substantial dilution or enlargement of the rights granted to or available for Employee.

16.	Dissolution or Merger

Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation, or upon any merger in which the Corporation is not the surviving corporation, at any time prior to the expiration date of the termination of this Option, the Employee shall have the right within 60 days prior to the effective date of such dissolution, liquidation or merger, to surrender all or any unexercised portion of this Option to the Corporation for cash, subject to the discretion of the Committee as to the exact timing of said surrender. Notwithstanding the foregoing, however, in the event Employee has retired or died, Employee’s right to surrender all or any unexercised portion of this Option under this Section shall be available only to the extent that at the time of any such surrender, Employee would have been entitled to exercise this Option under Sections 2 or 3 hereof, as the case may be. The amount of cash to be paid to Employee for the portion of this Option so surrendered, shall be equal to the number of shares of Class A Common Stock subject to the surrendered Option multiplied by the difference between the Option Price per share, as described in Section 1 hereof, and the Fair Market Value per share, determined in accordance with Section 9 hereof, as of the time of surrender.

17.	Notices

Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation in care of its Chief Financial Officer, and any notice to be given to the Employee may be addressed at the address as it appears on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Except as provided in Section 5 hereof, any such notice shall be deemed to have been duly given, if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mail.

18.	Provisions of Plan Controlling

This Option is subject in all respects to the provisions of the Plan. In the event of any conflict between any provisions of this Option and the provisions of the Plan, the provisions of the Plan shall control, except to the extent the Plan permits the Committee to modify the terms of an Option grant and has done so herein. Terms defined in the Plan where used herein shall have the meanings as so defined. Employee acknowledges receipt of a copy of the Plan.

19.	Wisconsin Contract

This Option has been granted in Wisconsin and shall be construed under the laws of that state.

20.	Severability

Wherever possible, each provision of this Option will be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof.

IN WITNESS WHEREOF, the Corporation has granted this Option as of the day and year first above written.

BRADY CORPORATION

By: J. MICHAEL NAUMAN
Name: J. Michael Nauman
Its: President and Chief Executive Officer

EMPLOYEE'S ACCEPTANCE
I, ___________________________, hereby accept the foregoing Option award and agree to the terms and conditions thereof, including the restrictions contained in Section 10 of this Agreement.
EMPLOYEE:

Signature:
Print Name: